Multiband Reports 1st Quarter 2006 Results
-Strong Revenue, RGU Growth Propels Strong Operating Income Improvements

MINNEAPOLIS, May 15, 2006. Multiband Corporation, (NASDAQ:MBND), one of the nation’s largest providers of video, voice, and data services to the Multi-Dwelling Unit (Apartment) industry, reports the results of its first quarter 2006 operations

The Company recorded revenues of $4,404,044 up from $3,706,876 in 2005, an increase of approximately 19%.

“We are very pleased with the continued progress we are making” said James L. Mandel CEO of Multiband. “The first quarter was highlighted by several key events including new debt financing, the launch of our Ultra High Speed data services in California, and strong operating results.”

Earnings before Interest, Taxes, Depreciation, and Amortization, and other non-cash charges (EBITDA) improved over 2005 from a negative $747,261 to a negative $225,612 in 2006, an improvement of approximately 70%.

Net Income improved to a loss of $2.2 million from a loss of $2.6 million a year ago. A majority of the losses were generated by non-cash amortization, depreciation, and other non-cash charges associated with stock and warrant issuance.

The Company reported approximately 42,167 Revenue Generating Units (RGUs) comprised of its “Watch, Talk, and Surf” services of video, voice, and internet products... These figures are up from the comparable numbers of 36,816 RGUs reported a year ago.

Additionally, Multiband manages approximately 75,331 additional customers receiving DIRECTV and other services through its Master System Operator (MSO) agreement with DIRECTV, and approximately 3,000 wireless data customers for the City of Moorhead, Minnesota. Total owned and managed RGUs increased from approximately 104,778 the previous year to 120,500.

Multiband reported a strong balance sheet, with over $24 million in assets, more than $2.1 million in cash, and shareholder’s equity of nearly $13 million.

First Quarter Conference Call

Details of the Company’s quarterly performance will be discussed at an investor’s conference call to be held tomorrow, May 17, at noon EDT. Investor’s may participate by calling 1-800-257-7063.

About Multiband…

Multiband Corporation, formerly Vicom, Incorporated, formed in 1975, provides voice, data and video systems and services to multiple dwelling units (MDUs), including apartment buildings and time share resorts. The Company's products and services are sold to clients located throughout the United Sates. Multiband, with locations throughout the United States, has subscriber concentrations in California, Colorado, Illinois, Texas, Florida, Minnesota, North Dakota, and New York.  Multiband has offices in Fargo, Minneapolis, Rochester, Los Angeles, Chicago, New York and Tampa.  For additional information, please go to www.multibandusa.com. Multiband is an exclusive DIRECTV Master System Operator and one of the largest providers of DIRECTV Services to apartments, lodging, hospitality locations, restaurants and timeshare resorts in the United States.

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that affect the Company's financial results; can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Non-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company’s investor relations web site (www.multibandusa.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s quarterly financial results.

The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The majority of the Company’s non-cash expense results from amortization of intangible right of entry agreement assets obtained through acquisition. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of the aforementioned assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. The following table reconciles the Company’s EBITDA to our consolidated net loss as computed under GAAP.

Contact:

James L. Mandel	Budd Zuckerman
CEO	President
Multiband Corporation	Genesis Select Corp
Minneapolis, Minnesota	Boulder, Colorado
763-504-3000	303-415-0200

Multiband Corporation and Subsidiaries
First Quarter 10-Q
March 31, 2006

	Twelve Months Ended
	March 31	March 31,
	2006	2005
Selected Data
Revenues	$4,404,044	$3,706,876
EBITDA	$(225,612)	$(747,261)
Net Interest Expense (Cash and non-cash)	(279,343)	(684,480)
Depreciation & Amortization	(1,302,456)	(1,148,867)
Taxes	(4,100)	(1,000)
Other Non Cash Expense Associated with Stock Issuance	(376,695)	(1,600)

Net Loss	$(2,188,206)	$(2,583,208)

RGU’s (Owned)	42,167	36,816

RGU’s (Managed)	78,331	67,962